Exhibit 99.1

             iMergent Announces First Quarter Fiscal 2008
                          Financial Results

               -Reports Total Revenue of $32.5 Million-

  -Delivers $35.6 Million in Net Dollar Volume of Contracts Written-

                 -Reports Net Loss of $0.07 per Share-

                    -Launches StoresOnline Express-

                     -Receives SSPA Service Award-


    OREM, Utah--(BUSINESS WIRE)--Nov. 6, 2007--iMergent, Inc.,
(AMEX:IIG) a leading provider of eCommerce software for small businesses and entrepreneurs, today announced its financial results for the three months ended September 30, 2007.

    Don Danks, chief executive officer of iMergent, stated, "Although there were some challenges in our business this quarter, we had some positive accomplishments. We are pleased with our recent legal resolutions, particularly our long standing dispute in Utah. In addition, in August, we were awarded the 2007 Service Excellence in Consumer Support Award by the Service & Support Professionals Association. This accolade is one of the most prestigious in our industry. We are proud of this recognition, as providing superior customer support is a top priority at iMergent."

    During the three months ended September 30, 2007, the company held 291 workshops, including 13 internationally, compared to 243 workshops, including 21 internationally, during the same period last year.

    "During the quarter, we launched our newest product offering, StoresOnline(TM) Express," said Brandon Lewis, president and COO of iMergent. "We believe StoresOnline Express will enable us to expand the number of customers we serve and our scope and, by leveraging our technology and scalable eCommerce infrastructure, we expect to be able to deliver our solution to a larger segment of the market we have not addressed in the past. In addition, StoresOnline Express enables us to consider new distribution channels including online direct sales and other possibilities."

    Lewis added, "We expect StoresOnline Express to be competitive, as we believe our feature set delivers a superior product to other eCommerce alternatives. We have structured StoresOnline Express for sale at our preview conferences, which will expand our potential customer base. Our strategy is to get our software into the hands of at least 1,000 potential customers weekly, some of whom we believe may choose to upgrade at the workshop and, therefore, augment sales of our StoresOnline Pro product."

    During the quarter, the company purchased 165,607 of its common shares for approximately $2.9 million. As of September 30, 2007, cash and cash equivalents were $32.9 million; net trade receivables were $40.9 million; working capital was $31.1 million; and working capital excluding deferred revenue was $64.5 million.

    Comparison of Three Months Ended September 30, 2007 to September
30, 2006

    -- Revenues for the first quarter of fiscal 2008 increased to $32.5 million from $29.0 million for the first quarter of fiscal 2007.

    -- Net dollar volume of contracts written was $35.6 million for the current quarter, compared to $32.4 million during the comparable quarter last year. The company believes the net dollar volume of contracts written during each period is a relevant metric to understand the operations of the company. Net dollar volume of contracts written represents the gross dollar amount of contracts executed during the period less estimates for bad debts, discounts incurred on sales of trade receivables, and estimates for customer returns.

    -- Total operating expenses were $35.9 million for the quarter, compared to $26.5 million for the first quarter of last year, reflecting increases in selling and marketing expenses incurred with the goal of driving greater revenue, which did not occur due to the lower response rates at the preview conferences.

    -- Net loss was $800,000, or $0.07 per common share, for the three months ended September 30, 2007, compared to net income of $2.3 million, or $0.18 per diluted common share, for the first quarter of last year.

    -- Cash flow from operations was $426,000 compared to $3.0 million in the prior year's quarter.

    Robert Lewis, chief financial officer, said, "This quarter, we delivered respectable growth with revenue increasing 12 percent and net dollar volume of contracts written rising 10 percent, although growth was shy of our target. During the quarter, we experienced lower response rates to our selling and marketing activities at our preview conferences, which reduced the number of buying units attending our internet training workshops where we sell our software. Additionally, we believe the current credit crisis in the U.S. negatively impacted revenue as buyers were reluctant to purchase with cash and, consequently, sales under financing arrangements increased to 50 percent compared to the recent trend of 40 percent of sales."

    The company has taken action to improve response rates at its preview conferences by restructuring preview sales management, modifying the preview conference presentation and enhancing preview speaker training.

    Outlook

    Contingent upon marketing in California and North Carolina, the company expects fiscal 2008 revenue and net dollar volume of contracts written to grow 10 percent to 15 percent over fiscal 2007 revenue of $151.6 million and net dollar volume of contracts written of $165.3 million.

    Danks concluded, "In light of recent events, we reduced our guidance. Originally, we had thought we had an opportunity to re-enter California in December; however, the landscape changed because of an injunction. Instead, we had to refocus our strategy, we went back to some markets sooner than anticipated, and we went back to markets that were not necessarily as profitable. Nonetheless, we do not see this having a long-term effect on the business. We are energized, we will continue to enhance our technology, refine our business, focus on growth, and return value to our shareholders."

    Conference Call

    The conference call will be broadcast live over the Internet at www.imergentinc.com. If you do not have Internet access, the telephone dial-in number is 800-639-0297 for domestic participants and 706-634-7417 for international participants. Please dial in five to ten minutes prior to the beginning of the call at 1:30 p.m. PT (4:30 p.m. ET). A telephone replay will be available three hours after the call through November 8, 2007 by dialing 800-642-1687 for domestic callers or 706-645-9291 for international callers and entering access code 19978945.

    Safe Harbor Statement

    The statements made in this press release regarding (1) iMergent entering into legal resolutions, particularly the long standing dispute in Utah, (2) that providing superior customer support is and will remain a top priority at iMergent, (3) that iMergent's release of StoresOnline Express will enable the Company to expand the number of customers served, (4) that iMergent will be able to leverage its technology and scalable eCommerce infrastructure and be able to deliver solutions to a larger segment of the market that the Company has not addressed in the past, (5) that StoresOnline Express enables iMergent to consider new distribution channels including online direct sales and other possibilities, (6) that iMergent did in fact deliver respectable growth with revenue increasing 12 percent and net dollar volume of contracts written rising 10 percent, (7) that lower response rates to iMergent's selling and marketing activities at preview conferences reduced the number of buying units attending internet training workshops, (8) that the current credit crisis in the U.S. negatively impacted iMergent revenue as buyers were reluctant to purchase with cash and, consequently, sales under financing arrangements increased to 50 percent compared to the recent trend of 40 percent, (9) that iMergent has taken action to improve response rates at its preview conferences by restructuring preview sales management, modifying the preview conference presentation and enhancing preview speaker training, (10) that iMergent will have fiscal 2008 revenue and net dollar volume of contracts written grow 10 percent to 15 percent over fiscal 2007 revenue of $151.6 million and net dollar volume of contracts written of $165.3 million, (11) that iMergent had to refocus our strategy and return to markets sooner than anticipated, and that such actions should not have a long-term effect on the business, (12) that iMergent is energized and will continue to enhance its technology, refine its business, focus on growth, and return value to our shareholders, (13) that iMergent is continuing to experience traction from marketing partnerships, (14) that iMergent has the ability to continue to grow its business throughout the remainder of fiscal 2008 and beyond, (15) that iMergent is continuing to improve its customer service, (16) that iMergent has the ability to generate new products and initiatives, and other statements that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of iMergent and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, without limitation, the Company's ability to increase the net dollar volume of contracts written; the Company properly estimating customer returns and cash collections on financed contracts; the Company's ability to continue to evaluate and find ancillary products; the Company's ability to offer best solutions to its customers; the Company's ability to maintain a very solid customer base; the Company's ability to have profitable long-term relationships with its customers; that the market for the Company's products will continue to grow; whether regulatory authorities will bring future actions against the Company; the success of StoresOnline (TM) Pro; the continued ability to increase the number of workshops; the ability to expand operating margins; the fluctuations in the Company's operating results because of negative publicity, seasonality, competition and other factors; the adverse impact of international or domestic regulatory developments affecting the internet or the Company's business; the effect of competitive and economic factors and the Company's reaction to them; possible disruption in commercial activities caused by terrorist activity and armed conflicts; changes in logistics and security arrangements; reduced purchases relative to security expectations; possible disruption in commercial activity as a result of natural disasters or major health concerns including epidemics; continued competitive pressures in the marketplace; the ability of the Company to successfully evolve its products; costs of and developments in the Company's pending litigation and SEC investigation; the Company's ability to generate revenue and profits from current strategic partnerships; the Company's ability to generate positive cash flows from operating activities; the ability to sell receivables; the continued ability of the Company to repurchase its common shares and what effect those transactions may have on cash and liquidity; the Company's ability to expand current markets and develop new markets and establish profitable strategic partnerships; the Company's ability to continue to finance extended payment term arrangement customer contracts; whether there is continual demand for the Company's products and services in its target market of small businesses and entrepreneurs for assistance in establishing websites; that the Company can successfully adjust its product financing policy, and that such adjustments to the policy will not negatively impact business or revenues; that the Company is able to leverage its business; that the Company does improve margins and can continue to improve margins; that new products and initiatives in the pipeline will be implemented; that new products and initiatives, if implemented, will improve the customer base and margins of the Company; that the Company can broaden its training and education programs as well as offer new products and solutions; that if the Company is able to broaden its training and education programs as well as offer new products and solutions that such actions will have a positive impact on the Company, its customers, its customer relationships, its margins or revenues; and, that the growth strategy undertaken by the Company will be successful. For a more detailed discussion of risk factors that may affect iMergent's operations, please refer to the Company's Form 10-K for the year ended June 30, 2007, and the Form 10-Q for the period ended September 30, 2007. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such forward-looking statements, except as required by law.

    About iMergent

    iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business products or ideas via the Internet. Headquartered in Orem, Utah, the Company sells its proprietary StoresOnline software and training services, helping users build a successful Internet strategy to market products, accept online orders, analyze marketing performance, and manage pricing and customers. In addition to software, iMergent offers site development, web hosting, marketing and mentoring products. iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Conferences, in which a StoresOnline expert reviews the product opportunities and costs. These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and encourage them to make purchases. iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.



                   iMERGENT, INC. AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets
            (Dollars in thousands, except per share data)
                             (unaudited)


                                      September 30, 2007 June 30, 2007
                                      ------------------ -------------
Assets

Current Assets:
  Cash and cash equivalents           $          32,947  $     36,859
   Trade receivables, net of
    allowance for doubtful accounts
    of $13,497 as of September 30,
    2007 and $11,904 as of June 30,
    2007                                         28,927        26,814
   Note receivable                                1,015         1,000
   Income tax receivable                              -           295
   Inventories                                      377           427
   Deferred income tax assets                     6,355         6,349
   Prepaid expenses and other                    10,246         4,156
                                      ------------------ -------------
     Total Current Assets                        79,867        75,900

Certificate of deposit                              500           500
Long-term trade receivables, net of
 allowance for doubtful accounts of
 $5,862 as of September 30, 2007 and
 $5,610 as of June 30, 2007                      12,009        12,096
Property and equipment, net                       1,855         1,786
Deferred income tax assets                        4,885         4,387
Intangible assets                                 1,206             -
Merchant account deposits and other                 916         2,041
                                      ------------------ -------------
     Total Assets                     $         101,238  $     96,710
                                      ================== =============

Liabilities and Stockholders' Equity

Current Liabilities:
  Accounts payable                    $           5,710  $      3,174
  Accrued expenses and other                      9,254         4,749
  Income taxes payable                              403         1,924
  Deferred revenue, current portion              33,390        30,298
                                      ------------------ -------------
     Total Current Liabilities                   48,757        40,145

Deferred revenue, net of current
 portion                                         12,190        12,157
Other                                               206             -
                                      ------------------ -------------
     Total Liabilities                           61,153        52,302
                                      ------------------ -------------

Commitments and contingencies

Stockholders' Equity:
  Preferred stock, par value $0.001
   per share - authorized 5,000,000
   shares; none issued                                -             -
  Common stock, par value $0.001 per
   share - authorized 100,000,000
   shares; 11,957,931 shares
   outstanding as of September 30,
   2007 and 12,106,707 shares
   outstanding as of June 30, 2007                   12            12
  Additional paid-in capital                     68,624        70,632
  Accumulated deficit                           (28,551)      (26,236)
                                      ------------------ -------------
     Total Stockholders' Equity                  40,085        44,408
                                      ------------------ -------------

     Total Liabilities and
      Stockholders' Equity            $         101,238  $     96,710
                                      ================== =============




                   iMERGENT, INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations
            (Dollars in thousands, except per share data)
                             (unaudited)

                                      Three Months Ended September 30,
                                      --------------------------------
                                              2007            2006
                                      ------------------- ------------

Revenues:
     Product and other                 $          24,907  $    25,445
     Commission and other                          7,555        3,564
                                      ------------------- ------------
          Total revenues                          32,462       29,009
                                      ------------------- ------------

Operating expenses:
   Cost of product and other revenues             11,704        9,208
   Selling and marketing                          18,210       12,752
   General and administrative                      5,479        4,308
   Research and development                          479          234
                                      ------------------- ------------
          Total operating expenses                35,872       26,502
                                      ------------------- ------------

Income (loss) from operations                     (3,410)       2,507
                                      ------------------- ------------

Other income (expense):
   Interest income                                 2,335        1,368
   Interest expense                                    -           (2)
   Other income, net                                  37           15
                                      ------------------- ------------
          Total other income, net                  2,372        1,381
                                      ------------------- ------------

Income (loss) before income tax
 (provision) benefit                              (1,038)       3,888

Income tax (provision) benefit                       238       (1,560)

                                      ------------------- ------------
Net income (loss)                      $            (800) $     2,328
                                      =================== ============

Net income (loss) per common share:
     Basic                             $           (0.07) $      0.19
     Diluted                                       (0.07)        0.18
Weighted average common shares outstanding:
    Basic                                     12,065,099   12,366,479
    Diluted                                   12,065,099   12,873,789

Dividends per common share             $            0.11  $         -




                   iMERGENT, INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Cash Flows
                        (Dollars in thousands)
                             (unaudited)

                                      Three Months Ended September 30,
                                      --------------------------------
                                             2007            2006
------------------------------------- ------------------ -------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                     $            (800) $      2,328
Adjustments to reconcile net income
 (loss) to net cash provided by
 operating activities:
    Depreciation and amortization                   261           122
    Expense for stock options issued
     to employees                                   754           540
    Expense for stock options issued
     to consultants                                   -            34
    Changes in assets and
     liabilities:
       Trade receivables and note
        receivable                               (2,041)       (4,265)
       Inventories                                   50            (6)
       Income taxes receivable                      295             -
       Prepaid expenses and other                (6,090)       (1,987)
       Merchant account deposits and
        other                                      (151)          (47)
       Deferred income tax assets                  (504)        1,370
       Accounts payable, accrued
        expenses and other
        liabilities                               7,041         1,043
       Other long-term liabilities                    7             -
       Deferred revenue                           3,125         3,432
       Income taxes payable                      (1,521)          388
                                      ------------------ -------------
  Net cash provided by operating
   activities                                       426         2,952
                                      ------------------ -------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of property and
   equipment                                       (260)          (95)
                                      ------------------ -------------
          Net cash used in investing
           activities                              (260)          (95)
                                      ------------------ -------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Purchase of common stock                    (2,942)       (1,566)
     Proceeds from exercise of stock
      options and related income tax
      benefit                                       180           172
     Principal payments on capital
      lease obligations                               -           (20)
     Dividend payments                           (1,316)            -
                                      ------------------ -------------
          Net cash used in financing
           activities                            (4,078)       (1,414)
                                      ------------------ -------------

NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                                (3,912)        1,443

CASH AND CASH EQUIVALENTS AT THE
 BEGINNING OF THE PERIOD                         36,859        30,023
                                      ------------------ -------------
CASH AND CASH EQUIVALENTS AT THE END
 OF THE PERIOD                        $          32,947  $     31,466
                                      ================== =============


                           NON-GAAP MEASURES

    Net Dollar Volume of Contracts Written

    Sales of products purchased by customers under extended payment term arrangements are deferred and recognized as revenue as cash payments are received from customers, typically over two years. Furthermore, because of the inconsistency in the number of workshops conducted during the last three business days during each fiscal quarter and due to the fact that revenue is not recognized for sales at workshops conducted during the last three business days of each fiscal quarter, management believes that the Net Dollar Volume of Contracts Written is a relevant metric to understand the operations of the Company. Net Dollar Volume of Contracts Written represents the gross dollar amount of contracts executed during the period less estimates for bad debts, and estimates for customer returns. Net Dollar Volume of Contracts Written is not equivalent to revenue recognized in accordance with US GAAP. In contrast, revenue recognized in accordance with US GAAP represents cash contracts written net of estimated customer returns plus actual cash collections on financed contracts. Actual collections on financed contracts and the amount of customer returns may differ materially from original estimates. However, the Company has several years of experience with the financing arrangements and products and services offered to its customers. Consequently, management believes it has a reasonable basis for its estimates.

    Management uses this non-GAAP measure to evaluate the results of the Company's operations because Net Dollar Volume of Contracts Written is the primary factor that influences cost of revenue and selling and marketing expenses, which are typically recognized at the time the contract is written but no later than the expiration of the customer's three-day cancellation period. Consequently, management prepares its operating budgets and measures the Company's operating performance based upon the Net Dollar Volume of Contracts Written during the period.

    Certain Costs of Revenue and Selling and Marketing Expenses

    The Company recognizes sales commissions and software royalties as costs of revenue at the time the related sales are deemed final, i.e. upon expiration of the customers' three-day cancellation period in accordance with U.S. GAAP. Additionally, the Company recognizes direct-response advertising costs as selling and marketing expenses in accordance with SOP 93-7 as the related cash sales are recognized as revenues.

    The Company conducted 26 workshops during the last three business days of September 2007. Consequently, $1,527,000 of cash sales were deferred and recognized in October 2007. Additionally, the related costs of revenue totaling $300,000 and the related selling and marketing expenses totaling $1,072,000 were recognized in October 2007. The Company conducted 13 workshops during the last three business days of June 2007. Consequently, $804,000 of cash sales were deferred and recognized in July 2007. Additionally, the related costs of revenue totaling $167,000 and the related selling and marketing expenses totaling $386,000 were recognized in July 2007.

    The Company conducted 18 workshops during the last three business days of September 2006. Consequently, $1,540,000 of cash sales were deferred and recognized in October 2006. Additionally, the related costs of revenue totaling $237,000 and the related selling and marketing expenses totaling $450,000 were recognized in October 2006. The Company conducted 2 workshops during the last three business days of June 2006. Consequently, $54,000 of cash sales were deferred and recognized in July 2006. Related costs of revenue and selling and marketing expense were not significant for these two events.

    Reconciliation of Net Dollar Volume of Contracts Written

    The following table summarizes the activity within deferred revenue and the Net Dollar Volume of Contracts Written for the three months ended September 30, 2007 and 2006, and reconciles the Net
Dollar Volume of Contracts Written with US GAAP revenue as reported in the Company's financial statements.



                                      Three Months Ended September 30,
                                      --------------------------------
                                           2007             2006
                                      --------------- ----------------
                                               (in thousands)
Deferred revenue, beginning of period $       42,455  $        28,757
Add: Cash product sales during the
 last three business days of current
 period                                        1,527            1,540
Less: Cash product sales during the
 last three business days of previous
 period                                         (804)             (54)
Remaining net change in deferred
 revenue                                       2,402            1,946
                                      --------------- ----------------
Deferred revenue, end of period       $       45,580  $        32,189
                                      =============== ================

Total revenue recognized in financial
 statements in accordance with US
 GAAP                                 $       32,462  $        29,009
Add: Cash product sales during the
 last three business days of current
 period                                        1,527            1,540
Less: Cash product sales during the
 last three business days of previous
 period                                         (804)             (54)
Remaining net change in deferred
 revenue                                       2,402            1,946
                                      --------------- ----------------
Net Dollar Volume of Contracts
 Written, non-GAAP                    $       35,587  $        32,441
                                      =============== ================



    CONTACT: iMergent, Inc.
             Robert Lewis, CFO, 801-431-4695
             investor_relations@imergentinc.com
             or
             Lippert/Heilshorn & Associates
             Kirsten Chapman or Dahlia Bailey, 415-433-3777 kchapman@lhai.com